Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Form S-8 (No. 333-264089)

2.Form F-3 (No. 333-274882)

3.Form F-3 (No. 333-267893)

4.Form F-1 (No. 333-276772)

of Vision Marine Technologies Inc. (the “Company”) of our report dated November 27, 2023, with respect to the consolidated statements of financial position as at August 31, 2023 and August 31, 2022 and the consolidated statements of changes in shareholders’ equity (deficit), comprehensive loss and cash flows for each of the years in the three-year period ended August 31, 2023, included in this Annual Report on Form 20-F/A.

/s/ Ernst & Young LLP

Montreal, Canada
April 4, 2024